Exhibit 99.2

Via E-MAIL

Date:	March 5, 2012
From:	Dan T. Bessey, Vice President and Chief Financial Officer
To:	All Key Employees with CICs and RSAs

Subject: Treatment of CICs and RSAs upon the close of the Merger

Unvested Restricted Stock Awards

As a participant in the SureWest Long Term Incentive (LTI) plan, you were granted Restricted Stock Awards (RSA) that vest over a period of time ranging from 3-4 years. You may also have been granted performance-based RSAs that vest over a 3-year period and are dependent on our stock achieving target prices ranging from $12.33 to $17.11.

The purpose of this email is to inform you how the unvested RSAs granted to you under our LTI program will be treated if the proposed change in control is ultimately achieved with Consolidated Communications. Unvested RSAs are those awards that have not vested as of immediately prior to the time the Consolidated merger is complete.

In accordance with the terms of the agreement between SureWest and Consolidated, and as permitted by the terms of the LTI plan, all unvested RSAs, including performance-based RSAs, will become fully vested at the time of the closing of the merger. You will be paid $23 in cash consideration for each RSA share that vests upon the closing of the merger. Please note that these RSAs will be paid out in cash with no option to exchange them for shares of Consolidated.

However, the vested shares of SureWest common stock that you own prior to the change in control can be exchanged for either $23 in cash and/or shares, or all shares of Consolidated’s common stock (subject to certain provisions and limitations as described in greater detail in the merger agreement).  Further information regarding this election process will be described in the Proxy Statement to Shareholders that will be filed with the Securities and Exchange Commission (SEC) in March 2012.

Change in Control Agreement

Your Change in Control (CIC) agreement contains conditions upon which, if met, would cause certain benefits to be provided to you. These conditions include the occurrence of a CIC (such as the merger with Consolidated Communications) and your employment is terminated within a certain period of time by SureWest other than for cause or by you for good reason, as defined in greater detail in your CIC agreement. Generally, the benefits include:

•                  1 times your base salary

•                  1 times your target annual short-term incentive compensation

•                  Up to 12 months of company-paid COBRA coverage, life/AD&D and outplacement benefits

•                  Vesting of unvested RSAs

Please note that although your CIC agreement requires both conditions to be met in order for your unvested RSAs to accelerate, as discussed above, the merger agreement provides that all of your unvested RSAs will immediately vest upon the closing of the merger, regardless of whether you continue employment after the merger is consummated. With respect to the severance payment of

1 times your base salary, 1 times your short-term incentive and benefits coverage, both conditions described above (closing of the merger and termination of your employment) must still occur before you qualify for such payments and benefits.  Note, however, that your CIC agreement requires you to forfeit the portion of such payments and benefits that would otherwise cause you to be subject to the golden parachute excise tax triggered under IRS Code Sections 280G and 4999.  Note also that the severance payments and benefits are conditioned on signing a release of claims.

If you have any questions, please call me at 786-1166.

Dan Bessey

Please see below for additional important information.

Important Merger Information and Additional Information

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

In connection with the proposed transaction, SureWest and Consolidated will file relevant materials with the SEC. Consolidated will file a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”).  SUREWEST SHAREHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, INCLUDING THE PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION.  The final proxy statement/prospectus will be mailed to SureWest shareholders.  The registration statement and proxy statement/prospectus and other documents filed by SureWest with the SEC are, or when filed will be, available free of charge at the SEC web site at www.sec.gov. Copies of the registration statement and proxy statement/prospectus (when available) and other filings made by SureWest with the SEC can also be obtained, free of charge, by directing a request to SureWest Communications, P.O. Box 969, Roseville, CA 95678, Attn: Investor Relations Manager. The registration statement and proxy statement/prospectus (when available) and such other documents are also available for free on our web site at www.surw.com/ir/, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

Participants in the Solicitation

SureWest and Consolidated, and certain of their respective directors and officers and other persons may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the proposed acquisition transaction. Information regarding directors and executive officers of SureWest in the solicitation is set forth in the SureWest proxy statements and Annual Reports on Form 10-K, previously filed with the SEC.  Information regarding directors and executive officers of Consolidated in the solicitation is set forth in the Consolidated proxy statements and Annual Reports on Form 10-K, previously filed with the SEC.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions.